EXHIBIT 24.1

         Power of Attorney. Know all persons by these presents that the undersigned hereby constitutes and appoints W. R. Cotham, William P. Hallman, Jr. and Kevin G. Levy, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to execute, acknowledge, deliver and file any and all filings required by Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, respecting securities beneficially owned by it, including but not limited to, Schedules 13D and 13G, Forms 3, Forms 4 and Forms 5.

         The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than those named herein.

         The undersigned agrees and represents to those dealing with his attorneys-in-fact herein, W. R. Cotham, William P. Hallman, Jr. and Kevin G. Levy, that this Power of Attorney may be voluntarily revoked only by written notice to such attorneys-in-fact, delivered by registered mail or certified mail, return receipt requested.

         WITNESS THE EXECUTION HEREOF this 20th day of November, 1995.


                                            THE BRATTON FAMILY FOUNDATION


                                            By:   /s/ DOUGLAS K. BRATTON

                                                 Douglas K. Bratton, President


STATE OF TEXAS

COUNTY OF TARRANT

         This instrument was acknowledged before me on this 20th day of November, 1995, by Douglas K. Bratton, President of The Bratton Family Foundation.


                                    /s/ Notary Public
                                  Notary Public of the State of Texas

                                  My Commission expires: